August 11, 2009
State Street Bank and Trust Company
Attn: Tom Forrester
Lafayette Corporate Center
2 Ave. de Lafayette
Boston, MA 02111

Re:	Goldman Sachs Trust: additional portfolios under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that Goldman Sachs Tollkeeper Fund (the “Fund”), a Series of the Goldman Sachs Trust (the “Trust”) will be changing its Custodian. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated July 15, 1991, between Goldman Sachs Trust (the predecessor to the Trust) and State Street Bank and Trust Company, as adopted by the Trust pursuant to that certain letter agreement dated as of September 27, 1999 (the “Contract”), the Trust hereby requests that you act as Custodian of the Fund under the terms of the Contract as of September 1, 2009.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.
GOLDMAN SACHS TRUST

By: Name:	/s/ Scott M. McHugh Scott M. McHugh
Title:	Assistant Treasurer
Agreed to this 25th day of August, 2009
STATE STREET BANK AND TRUST COMPANY

By: Name:	/s/ Joseph C. Antonellis Joseph C. Antonellis
Title:	Vice Chairman